EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-115918) pertaining to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Martin Marietta Materials, Inc. Performance Sharing Plan, Martin Marietta Materials, Inc. Savings and Investment Plan for Hourly Employees, and Martin Marietta Materials, Inc. Southwest Division 401(k) Plan; in the Registration Statement (Form S-8 No. 333-85608) pertaining to the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors; in the Registration Statement (Form S-8 No. 33-83516) pertaining to the Martin Marietta Materials, Inc. Omnibus Securities Award Plan, as amended; in the Registration Statement (Form S-8 No. 333-15429) pertaining to the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Martin Marietta Materials, Inc. Performance Sharing Plan and the Martin Marietta Materials, Inc. Savings and Investment Plan for Hourly Employees; in the Registration Statement (Form S-8 No. 333-79039) pertaining to the Martin Marietta Materials, Inc. Stock-Based Award Plan, as amended; and in the Registration Statement (Form S-8 No. 333-37886) pertaining to the Martin Marietta Materials, Inc. Southwest Division 401(k) Plan, of our report dated May 26, 2005, with respect to the consolidated financial statements and schedules of the Martin Marietta Materials, Inc. Performance Sharing Plan included in the Annual Report (Form 11-K) for the year ended December 31, 2004.

Ernst & Young LLP

Raleigh, North Carolina
June 10, 2005